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                                                                       Exhibit 5
FIRST
DATA
CORP.

December 28, 1999

Board of Directors
First Data Corporation.
5660 New Northside Drive, Suite 1400
Atlanta, Georgia  30328

RE:  First Data Corporation
     Registration Statement on Form S-8

Dear Gentlemen & Lady:

As Senior Counsel of First Data Corporation, a Delaware corporation (the "Corporation"), I have participated in the preparation and filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 100,000 shares of the Corporation's common stock (the "Securities"), which are issuable under the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees (the "Plan") effective as of December 28, 1999.

I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express the opinions set forth below. Based upon and subject to the foregoing, it is my opinion that:

     The Securities will be legally issued, fully paid and non-assessable when
     (i) the Registration Statement shall have become effective under the Securities Act of 1933, as amended, and (ii) such shares shall have been duly issued and sold in the manner contemplated by the Plan.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Corporation's Registration Statement on Form S-8 relating to the Securities and to the reference made to me under the heading "Legal Matters" set forth in the prospectus forming a part of said Registration Statement.

Sincerely,

/s/ Heidi J. Kesinger
Heidi J. Kesinger
Senior Counsel

                6200 SOUTH QUEBEC STREET, ENGLEWOOD, CO  80111